Exhibit 99.1

Mill City Ventures III, Ltd. Announces

Record Revenues, Earnings for 2nd quarter

•	Revenue from interest and dividends increased 73%
•	Breakeven operating quarter from loss year ago

WAYZATA, Minn., August 14, 2015 --- Mill City Ventures III, Ltd. (“MCV” or the “Fund”) (OTCBB: MCVT) (http: www.millcityventures3.com) today announced record net realized interest and dividend income for the first fiscal quarter ended June 30, 2015. Net interest and dividend income for the quarter was $147,081 compared to $85,015 for the quarter ended June 30, 2014. Operating expenses remained nearly flat at $143,561 versus $142,999 a year ago.

“We continue to seek strategic opportunities with entrepreneurs with exciting new ideas and proven records of success,” said Chief Executive Officer Douglas M. Polinsky. “Our emphasis continues to focus on debt or hybrid investments to provide our stockholders with a current cash flow from our investments.”

In the second quarter, one of our significant portfolio companies redeemed an outstanding note for $750,000 after receiving a $15 million equity investment from a private equity fund.

Net realized gains on investment increased from nil for June 30, 2014, to $139,290 for quarter ended June 30, 2015.

Net asset value declined by $0.04 per share from $0.95 to $0.91 for the second quarter of 2015 compared to first quarter. The decline in net asset value was primarily attributed to write down in the value of portfolio investments in the oil and gas industry as well as other investments.

In 2014, the Board of Directors approved up to a $1M common share buyback with a one-year duration. The company did not repurchase any additional shares in the second quarter of 2015.

About Mill City Ventures III, Ltd.

Mill City Ventures III Ltd. Is a business development company (BDC). The Company focuses on investing in or lending to private and small-capitalization public companies and making managerial assistance available to portfolio companies. MCV intends to invest capital in portfolio companies for purposes of financing acquisitions, organic growth, recapitalizations, buyouts and working capital.

Additional information is available at www.sec.gov or www.millcityventures3.com.

Disclaimer:

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect MCV’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in MCV’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to MCV’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in private, micro- and small-cap companies. Except as required by the federal securities laws, MCV undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to MCV’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Contact:

Douglas M. Polinsky

Chief Executive Officer
952-479-1921